EXHIBIT 99.1

Boise Cascade, L.L.C.

1111 West Jefferson Street, Suite 300 PO Box 50 Boise, ID 83728

News Release

Media Contact

John Sahlberg

Office 208/384-6451  Cell 208/869-0166

For Immediate Release:  November 20, 2008

Boise Cascade Announces McDougall as Chairman and CEO

Stephens to Retire November 30, 2008

BOISE, Idaho – Boise Cascade Holdings, L.L.C. announced today that Duane McDougall will become the new Chairman and CEO of Boise Cascade effective December 1, 2008.  McDougall will replace Tom Stephens who has served as Chairman and CEO of Boise Cascade since 2004.

McDougall has served on Boise Cascade’s Board of Directors since 2004 and has extensive experience in the forest products industry.  He served as president and chief executive officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002.  McDougall’s Willamette Industries career spanned 23 years, during which time he served in various operating and finance capacities.  “I am delighted to have the opportunity to guide Boise Cascade through the most difficult markets we have seen in our industry since the depression,” says McDougall.  “Tom Stephens has positioned the organization well, and we will emerge from these difficult times as one of the strongest companies in the building materials industry.  On behalf of the company and the Board of Directors, I want to thank Tom for his significant contributions and wish him well in his retirement.”

McDougall will replace Tom Stephens who became CEO of Boise Cascade upon its formation in October 2004 when Madison Dearborn Partners LLC, a private equity group, purchased the forest products assets of Boise Cascade Corporation.  Over the past four years, Mr. Stephens transformed the company

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through a sale of its timberlands in February 2005, growth in engineered wood products manufacturing and building materials distribution, and the sale of the company’s paper and container assets to Boise Inc. in February 2008.  “Duane knows our company and our industry extremely well and is a proven leader,” said Stephens.  “We are fortunate to have Duane join Boise Cascade at this critical period in our history.”

McDougall currently serves on the boards of West Coast Bancorp, Cascade Corporation, and Greenbrier Companies.  He has a Bachelor of Science degree from Oregon State University and has attended executive programs at Stanford and the University of Virginia.

About Boise Cascade

Boise Cascade manufactures engineered wood products, plywood, lumber, and particleboard and distributes a broad line of building materials, including wood products manufactured by the company.  The company is privately owned and headquartered in Boise, Idaho.  Visit Boise’s website at www.bc.com.